Exhibit 99.1

Hexion Specialty Chemicals, Inc.	NEWS RELEASE
180 East Broad Street Columbus, OH 43215
hexion.com

For Immediate Release

HEXION SPECIALTY CHEMICALS, INC. ANNOUNCES MODIFIED

DUTCH AUCTION TENDER OFFER FOR DEBENTURES

COLUMBUS, OHIO – (May 11, 2009) – Hexion Specialty Chemicals, Inc. (“Hexion”) announced today that it is commencing a cash tender offer (the “Tender Offer”) to purchase its outstanding 8.375% Debentures due 2016 (CUSIP No. 099599AE2) (the “8.375% Debentures”), 9.200% Debentures due 2021 (CUSIP No. 099599AH5) (the “9.200% Debentures”), and 7.875% Debentures due 2023 (CUSIP No. 099599AJ1) (the “7.875% Debentures” and, together with the 8.375% Debentures and the 9.200% Debentures, the “Notes”), in a maximum aggregate principal amount not to exceed $20,000,000 (the “Maximum Payment Amount”), at a purchase price per $1,000 principal amount determined in accordance with a modified “Dutch auction” procedure on the terms and conditions set forth in the corresponding Hexion Offer to Purchase dated May 11, 2009 (the “Offer to Purchase”).

Series of Notes	CUSIP No.	Outstanding Principal Amount	Early Participation Payment(1)	Total Consideration (Acceptable Bid Price Range)(1)(2)
8.375% Debentures due 2016	099599AE2	$ 77,512,000	$30.00	$180.00 – $280.00

9.200% Debentures due 2021	099599AH5	$106,245,000	$30.00	$180.00 – $280.00

7.875% Debentures due 2023	099599AJ1	$232,186,000	$30.00	$180.00 – $280.00

(1)	Per $1,000 principal amount of Notes that are accepted for purchase.
(2)	Includes the Early Participation Payment.

The total consideration payable pursuant to the Tender Offer per $1,000 principal amount of Notes validly tendered and accepted for purchase by Hexion will be within the range of the base price equal to $180.00 and the maximum bid price of $280.00.

The clearing price with respect to the Notes will be the lowest single price at which Hexion will be able to pay the Maximum Payment Amount by accepting all validly tendered Notes with bid prices equal to or lower than the clearing price, or, in the event that the purchase of all Notes would result in Hexion spending less than the Maximum Payment Amount, the clearing price will be the highest bid price.

If the aggregate amount of Notes validly tendered at or below the clearing price would cause Hexion to purchase more than the Maximum Payment Amount, then holders of Notes tendered at the clearing price will be subject to proration on the terms and conditions set forth in the Offer to Purchase.

Hexion will pay accrued and unpaid interest on all Notes tendered and accepted for payment in the Tender Offer from the last interest payment date to, but not including, the date on which the Notes are purchased.

Each holder of Notes who validly tenders (and does not withdraw) his or her Notes on or prior to 5:00 p.m., New York City time, on May 22, 2009, unless extended (the “Early Participation Date”), will receive an early participation payment of $30.00 per $1,000.00 principal amount of Notes tendered (the “Early Participation Payment”). Holders tendering their Notes after the Early Participation Date will not be eligible to receive the Early Participation Payment.

The Tender Offer is scheduled to expire at midnight, New York City time, on June 8, 2009, unless extended or earlier terminated (the “Expiration Date”).

Tendered Notes may be withdrawn at any time on or prior to 5:00 p.m., New York City time, on May 22, 2009, unless extended (the “Withdrawal Date”). Holders of Notes who tender their Notes after the Withdrawal Date, but on or prior to the Expiration Date, may not withdraw their tendered Notes.

The Tender Offer is conditioned on the satisfaction of certain customary conditions. The Tender Offer is not conditioned on financing. Subject to applicable law, Hexion may also terminate the Tender Offer at any time before the Expiration Date in its sole discretion.

Additional Information

Hexion has retained Citi to act as dealer manager for the Tender Offer. Global Bondholder Services Corporation is the Information Agent and Depositary for the Tender Offer. Questions regarding the Tender Offer should be directed to Citi at (800) 558-3745 (toll-free) or (212) 723-6106 (collect). Requests for documentation should be directed to Global Bondholder Services Corporation at (212) 430-3774 (for banks and brokers only) or (866) 873-7700 (for all others toll-free). This announcement is for informational purposes only. This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to any Notes. The Tender Offer is being made solely pursuant to the applicable Offer to Purchase and related documents. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of Hexion by the dealer manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Hexion Specialty Chemicals, Inc. (which may be referred to as “Hexion,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” or similar expressions. Forward-looking statements reflect our current views about future events and are based on currently available financial, economic and competitive data and on our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our markets, services, prices and other factors as discussed in our 2008 Annual Report on Form 10-K, and our other filings, with the Securities and Exchange Commission (SEC). Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as an interruption in the supply of or increased pricing of raw materials due to natural disasters; competitive factors such as pricing actions by our competitors that could affect our operating margins; and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters as described in our 2008 Annual Report on Form 10-K, and our other filings, with the SEC.

About the Company

Based in Columbus, Ohio, Hexion Specialty Chemicals serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Specialty Chemicals is controlled by an affiliate of Apollo Management, L.P. Additional information is available at www.hexion.com

Contacts
Investors:
John Kompa, +1 614 225 2223
Director, Investor Relations john.kompa@hexion.com

Media:
Peter F. Loscocco, +1 614 225 4127
Vice President, Public Affairs peter.loscocco@hexion.com

3